Cicero Inc. Receives Customer Interaction Solutions® Magazine’s 2007 Product of the Year Award

Cary, NC, December 10, 2007 — Cicero Inc. (BB:CICN), a leading provider of desktop integration and automation solutions, today announced that Cicero has received a 2007 Product of the Year Award from Technology Marketing Corporation’s Customer Interaction Solutions magazine, the leading publication covering CRM, call centers and teleservices since 1982.

Cicero’s proven technology provides a framework for rapidly integrating and enabling applications allowing companies to improve end user productivity and elevate the customer experience.  Cicero automates workflow and provides a cost-effective way to organize diverse business applications within a consistent, task-oriented desktop.  Using Cicero, organizations can quickly integrate and enable business applications such as CRM, Web, Windows, and legacy.  Cicero can also be used to create new composite applications, integrate web services, leverage information from third party applications, and extend the functionality of legacy systems in support of a Service-Oriented Architecture.  Additionally, Cicero allows you to consolidate data, streamline business processes, enforce rules and compliance, and add additional functionality such as single sign-on without having to purchase new applications.

“Cicero Inc. has proven they are committed to quality and excellence in solutions that benefit the contact center experience as well as ROI for the companies that use them.  I am pleased to honor their hard work and accomplishments and look forward to more innovative solutions from Cicero Inc. in the future,” said Nadji Tehrani, Executive Group Publisher and Editor-in-Chief of Customer Interaction Solutions.  “For 10 years, Customer Interaction Solutions magazine has been recognizing companies that have demonstrated excellence in technological advancement and application refinements.”

The 10th Annual Product of the Year Award winners will be featured in the January 2008 issue of Customer Interaction Solutions magazine and online at www.tmcnet.com.

About Cicero Inc.
Cicero Inc. provides software integration solutions for contact centers and other complex information environments.  Cicero solutions align underlying technology with business processes, streamline user interactions, improve total productivity, assure completeness and compliance, reduce turnover, and raise knowledge-worker morale and effectiveness.

Patented Cicero technology quickly and non-invasively integrates disparate applications on the desktop.   Cicero integration produces results in weeks, and ROI can be achieved in months. Cicero commits to results which are impossible for invasive, server-side strategies and technologies.

Cicero’s technology serves more than 50,000 knowledge workers at Merrill Lynch, IBM, Nationwide Insurance, and others large and small. In one recent implementation, Cicero integrated eight applications for nine hundred agents' desktops in just seven weeks and reduced average call times by approximately 40 seconds.   The results include improved customer service and a $1+ million per year operating cost reduction.  For more information about Cicero, please visit www.ciceroinc.com.

Cicero and Cicero Studio are trademarks of Cicero Inc. and/or its affiliates. Other company names and/or products are for identification purposes and are the property of, and may be trademarks of, their respective owners.
About Customer Interaction Solutions
Since 1982, Customer Interaction Solutions (CIS) magazine has been the voice of the call/contact center, CRM and teleservices industries. CIS magazine has helped the industry germinate, grow, mature and prosper, and has served as the leading publication in helping these industries that have had such a positive impact on the world economy to continue to thrive. Through a combination of outstanding and cutting-edge original editorial, industry voices, in-depth lab reviews and the recognition of the innovative leaders in management and technology through our highly valued awards, Customer Interaction Solutions strives to continue to be the publication that holds the quality bar high for the industry.  Please visit www.cismag.com.

About TMC
Technology Marketing Corporation (TMC) publishes Customer Interaction Solutions, INTERNET TELEPHONY, Unified Communications, and IMS Magazine. TMCnet, TMC's Web site, is the leading source of news and articles for the communications and technology industries. Ranked in the top 6,000 most visited Web sites in the world by alexa.com*, TMCnet serves as many as three million unique visitors each month. TMC is also the first publisher to test new products in its own on-site laboratories, TMC Labs. In addition, TMC produces INTERNET TELEPHONY Conference & EXPO, and Call Center 2.0 Conference and Green Technology World Conference. For more information about TMC, visit www.tmcnet.com. (*alexa.com is an amazon.com company that ranks Web sites by their traffic levels. Neither alexa.com nor amazon.com is affiliated with TMCnet.) For more information about TMC, visit www.tmcnet.com.

TMC Contact:
Jan Pierret
203-852-6800, ext. 228
jpierret@tmcnet.com

Company Contact:
Keith Anderson
919-380-5092
kanderson@ciceroinc.com

Safe Harbor: Except for any historical information contained herein, this news release may contain forward-looking statements on such matters as strategic direction, anticipated return on investment, business prospects, the development and capabilities of the Cicero product group, new products and similar matters.  Actual results may differ materially from the anticipated results or other expectations expressed in this release of a variety of factors, including risks that customers may not adopt the Cicero technology, which Cicero Inc. may not successfully execute its new strategic initiative and other risks and uncertainties that could cause actual results to differ materially from such statements.  For a description of other factors that could cause such a difference, please see Cicero Inc.’s filings with the Securities and Exchange Commission.